Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258358

PROSPECTUS SUPPLEMENT NO. 1

(To the Prospectus dated August 10, 2021)

Up to 78,155,781 Shares of Common Stock

(Including up to 17,500,000 Shares of Common Stock Issuable Upon Exercise of Warrants)

Up to 6,000,000 Warrants to Purchase Common Stock

This prospectus supplement supplements the prospectus, dated August 10, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-258358). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 10, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 17,500,000 shares of our common stock, $0.0001 par value per share (the “Common Stock”), which consists of

•

up to 6,000,000 shares of Common Stock that are issuable upon the exercise of 6,000,000 warrants (the “Placement Warrants”) originally issued in a private placement to the initial stockholder of Rodgers Capital, LLC (the “Sponsor”) in connection with the initial public offering of Rodgers Silicon Valley Acquisition Corp. (“RSVAC”) and

•

up to 11,500,000 shares of Common Stock that are issuable upon the exercise of 11,500,000 warrants (the “Public Warrants” and, together with the Placement Warrants, the “Warrants”) originally issued in the initial public offering of RSVAC.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of

•	up to 66,655,781 shares of Common Stock consisting of

•	up to 12,500,000 shares of Common Stock issued in a private placement pursuant to subscription agreements (“Subscription Agreements”) entered into on February 22, 2021,

•	up to 6,000,000 shares of Common Stock issuable upon exercise of the Placement Warrants,

•	up to 736,769 shares of Common Stock issuable upon the exercise of stock options,

•	up to 5,750,000 shares of Common Stock issued pursuant to that certain Subscription Agreement, dated September 24, 2020, by and between the Company and Rodgers Capital, LLC, and

•

up to 41,669,012 shares of Common Stock issued pursuant to that certain Agreement and Plan of Merger, dated as of February 22, 2021, by and among the Company, RSVAC Merger Sub Inc. and Enovix Operations Inc. (f/k/a Enovix Corporation) and subject to that certain Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), dated July 14, 2021, between us and certain selling securityholders granting such holders registration rights with respect to such shares, and

•	up to 6,000,000 Placement Warrants.

The Common Stock and Public Warrants are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “ENVX” and “ENVXW,” respectively. On August 9, 2021, the last reported sales price of Common Stock was $15.17 per share and the last reported sales price of our Warrants was $5.05 per Warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” and a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements for the Prospectus and future filings. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company and a smaller reporting company. We are incorporated in Delaware.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated August 10, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2021

Enovix Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39753	20-5871008
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3501 W. Warren Avenue Fremont, California	94538
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (510) 695-2350

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ENVX	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	ENVXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

On July 14, 2021 (the “Closing Date”), Enovix Corporation, a Delaware Corporation (“Legacy Enovix”), Rodgers Silicon Valley Acquisition Corp., a Delaware Corporation (the “RSVAC”), and RSVAC Merger Sub Inc., a Delaware Corporation and wholly owned subsidiary of RSVAC (“Merger Sub”), consummated the closing of the transactions contemplated by the Agreement and Plan of Merger, dated February 22, 2021, by and among RSVAC, Merger Sub and Legacy Enovix (the “Merger Agreement”),

Pursuant to the terms of the Merger Agreement, a business combination of RSVAC and Legacy Enovix was effected by the merger of Merger Sub with and into Legacy Enovix, with Legacy Enovix surviving as a wholly owned subsidiary of RSVAC (the “Merger” and, collectively with the other transactions described in the Merger Agreement, the “Business Combination”). Following the consummation of the Merger, Legacy Enovix changed its name to Enovix Operations Inc., and RSVAC changed its name from Rodgers Silicon Valley Acquisition Corp. to Enovix Corporation (the “Company”).

This Current Report on Form 8-K is being filed in order to include (a) the unaudited condensed consolidated financial statements of Legacy Enovix as of June 30, 2021 and for the three and six months ended June 30, 2021 and 2020, (b) the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Legacy Enovix for the three and six months ended June 30, 2021 and 2020 and (c) additional factors that may affect the Company’s future results (the “Company’s Risk Factors”).

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements.

The unaudited condensed consolidated financial statements of Legacy Enovix as of June 30, 2021 and for the three and six months ended June 30, 2021 and 2020, and the related notes thereto are attached as Exhibit 99.1 and are incorporated herein by reference. Also included as Exhibits 99.2 and 99.3 and incorporated herein by reference are the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Legacy Enovix for the three and six months ended June 30, 2021 and 2020 and the Company’s Risk Factors.

(d)	Exhibits.

Exhibit Number	Description

99.1	Unaudited condensed consolidated financial statements of Legacy Enovix as of June 30, 2021 and for the three and six months ended June 30, 2021 and 2020.

99.2	Management’s Discussion and Analysis of Financial Condition and Results of Operations of Legacy Enovix for the three and six months ended June 30, 2021 and 2020.

99.3	Risk Factors.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Enovix Corporation

Date: August 10, 2021	By:	/s/ Steffen Pietzke
Steffen Pietzke
Chief Financial Officer